Exhibit 99.3
                                    BUSINESS

General

  We are a genomics based drug discovery and development company. We research, develop and use technologies based on the discovery of genes and our understanding of their functions and relationships, which we refer to as "genomics technologies", to accelerate the discovery and development of products to improve human and animal health and the vitality of agriculture, in collaboration with other companies and through our own internal programs.

  Our Internet-enabled genomics technologies, processes and information systems are fully integrated with one another and rapidly generate comprehensive information about the following:

  . gene sequence, the order in which nucleotides (the building blocks of DNA) appear in a gene and control the function of the gene;

  .   variations in gene sequences;

  .   gene expression, the degree of gene activity;

  . biological pathways, the pathways that proteins follow in carrying out the biological functions of cells; and

  . the way potential drugs affect gene expression and the related biological pathways.

  We believe that our genomics technologies can overcome the limitations of competing technologies currently in use and that they condense key steps in genomics based drug discovery and development. We believe our genomics technology and information systems platform will facilitate the development of protein therapeutics, antibody-based drugs and small molecule targets to treat a variety of complex diseases, including metabolic diseases, cancer, auto-immune diseases and disorders of the central nervous system.

  Our genomics technology and information systems platform has three primary systems (each consisting of proprietary technologies, automated processes, related databases and bioinformatics analysis tools), each of which is fully operational and has been commercialized:

  . SeqCalling for gene sequencing and discovery of variations in gene sequences;

  . GeneCalling, a patented technology for gene discovery and comprehensive gene expression analysis; and

  . PathCalling for analyzing the function and relationships between genes (and the proteins these genes encode) in biological pathways.

  In addition to accelerating the discovery of new drug candidates, we are also using our GeneCalling technology, automated process and related databases and bioinformatics analysis tools to predict the efficacy and safety of drug candidates currently in pharmaceutical development pipelines, and to review the performance and side effects of drugs already being marketed. This approach, referred to as pharmacogenomics, is aiding in the development of more effective, safer drugs. Pharmacogenomics can also potentially be utilized to identify more appropriate patient populations for use in clinical drug studies.

  Our SeqCalling system generates comprehensive sequence databases of expressed genes from any species and is used to identify human genetic variations known as Single Nucleotide Polymorphisms (SNPs). This system is also biased towards identifying cSNPs, which are located within the coding regions of genes. cSNPs are of increasing value in research because they are believed to be useful markers in the identification of disease genes and genetic differences, which may predispose a patient to disease or determine the response of a patient to a specific drug treatment.

  We have unified our SeqCalling, GeneCalling and PathCalling technologies, processes and databases under a computer program we refer to as GeneScape, which tracks and analyzes data and integrates all aspects of process management, data analysis and visualization. GeneScape is also a web-based portal that provides simultaneous, real-time access to our technologies, systems, databases and bioinformatics to researchers at multiple sites, allowing them to work together on discovery and development projects. We plan to continue to enhance and build additional technologies upon our GeneScape platform.

  Our business strategy is:

  . to develop and maintain the leading genomics technology and information systems platform, in order to provide us with a unique opportunity to participate in the development of the next generation of therapeutic products for important complex diseases;

  . to enter into collaborations in order to generate short-term revenue and advance internal discovery and development efforts; and

  . to ensure our long-term profitability by pursuing the internal discovery and development of protein therapeutics, antibody-based drugs and small molecule targets aimed at metabolic diseases, cancer, auto-immune diseases and disorders of the central nervous system.

  We market our genomics technologies and information to pharmaceutical, biotechnology, agricultural and animal health companies through research collaborations. These research collaborations involve the application of our SeqCalling, GeneCalling and PathCalling technologies, systems and databases to collaborative research projects, and include support services required to characterize gene and target discoveries. These collaborations typically provide current revenues, but also include milestone payments for successful projects, and royalty-based revenues from products emerging from the drug development programs of our partners. We currently have research collaborations with Abgenix, Biogen, COR, Genentech, Glaxo-Wellcome, Roche Pharma and its affiliate, Roche Vitamins, and Pioneer Hi-Bred.

  We are also applying our suite of genomics technologies on our own behalf to a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics. We have established internal programs to develop products to treat metabolic diseases, cancer, auto-immune diseases and disorders of the central nervous system. During the next five years, our objective is to analyze systematically the genetic basis of many common diseases as well as the mechanisms of action and adverse side effects of many commonly prescribed drugs. We are focusing our efforts on programs that address unmet medical needs and that we believe have the potential to yield products that can be commercialized in a relatively short time. In particular, we select human diseases and animal models of human diseases based on their potential to yield protein drugs, antibody drugs or novel small molecule drug targets for common diseases that lack effective treatments or to aid rational development or marketing of existing drugs. At each stage, we plan to reevaluate the relative merits of continuing such programs solely through internal efforts or through research collaborations.

  The goal of our drug development programs is to advance promising therapeutic candidates into the clinic. We believe that we are leveraging the entire human genome to do this more systematically than ever possible before. We are focusing on two broad classes of therapeutics, secreted proteins and fully human monoclonal antibodies raised against membrane-bound or secreted proteins. In order to determine the therapeutic potential of genes encoding secreted proteins, we have implemented high-throughput protocols for the production, purification and testing of these proteins. We have established high-throughput cell-based assays for characterizing the therapeutic potential of secreted proteins. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. We are also employing a genomics based approach for the development of monoclonal antibody therapeutics. We have identified 750 genes that make suitable targets for monoclonal antibody therapy, which may be associated with disease, and on which we potentially have a good intellectual property position. These proteins will be used to make fully human monoclonal antibodies. Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies. The highly specific interaction between an antibody and its target may, for example, reduce unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies. We will be systematically testing approximately 120 human monoclonal antibodies for efficacy in human cell and animal models of disease.

  Our business and competitive position are dependent upon our ability to protect our genomics technologies, gene sequences, products, information systems and proprietary databases, software and other methods and technologies. We have filed patent applications for our proprietary methods and devices for sequencing, gene expression analysis, for discovery of biological pathways and for drug screening and development. As of the date of this offering memorandum, we had approximately 140 patent applications pending covering our technologies, discoveries and products with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of the date of this offering memorandum, we have been issued six patents with respect to aspects of our technologies, discoveries and products.

OVERVIEW

  Complex diseases often arise through a combination of genetic and environmental factors. The successful treatment of such diseases often depends upon an understanding of how the body uses its genetic information, how disruptions in this information can lead to disease and, in turn, how drugs can arrest or reverse disease progression. Metabolic diseases, cancer, auto-immune diseases and disorders of the central nervous system are examples of such complex diseases. As scientific advances improve our understanding of the genetic basis of many diseases, we believe that the methods the pharmaceutical industry uses to develop new drugs will undergo a fundamental transformation. We believe that if we can develop and apply new genomics technologies to address this transformation, we will have a unique opportunity to develop the next generation of therapeutic products for important complex diseases.

  In recent years, scientists have begun to analyze large portions of the genetic information contained within the human genome, which is a complete set of human genetic information. The most prominent of these projects being the publicly funded Human Genome Project. This discipline is termed genomics. Through genomics, scientists seek to understand the genetic basis of disease and to develop more effective treatments. However, to date, the pharmaceutical, animal health and agricultural industries have not used genomics extensively to develop new product opportunities primarily because:

  .  genomics technologies have been inadequate;

  . discovery processes used by these industries have caused them to underestimate the influence of genetic and environmental factors upon disease; and

  . uniform information systems necessary to drive genomics technologies have been unavailable.

  The treatment of complex diseases remains a major technological challenge and will require an integrated set of genomics technologies, processes and information systems. We believe that increased information about gene sequences, variations in gene sequences, gene expression, biological pathways and the proteins affecting these pathways, and about their interplay with drugs and the environment, coupled with information systems that enable the comprehensive understanding of this information, will accelerate drug discovery and development. We have developed our technologies, processes and information systems to generate this information and enable this understanding.

OUR APPROACH TO GENOMIC BASED DRUG DISCOVERY

  Our integrated genomics technologies, processes and information systems are designed to overcome significant technological limitations present in existing gene-based drug discovery and development methods. Our technology platform rapidly generates comprehensive information about gene sequences, variations in gene sequences, gene expression, biological pathways and the proteins affecting these pathways, and about their interplay with drugs and the environment. Our technology platform has been used by our collaborators and ourselves to analyze many diseases and has led to the discovery of a number of disease-related genes, drug targets and potential drugs.

Gene Discovery (Our SeqCalling and GeneCalling Technologies)

  Our SeqCalling technology generates comprehensive sequence databases of expressed genes from any species. Our GeneCalling technology measures substantially all of the differences in gene expression levels between biological samples in order to discover disease-related genes. Specifically, we designed our GeneCalling technologies to:

  . comprehensively measure the expression levels of 95% of the genes expressed in any species; and

  .  be integrated into an efficient, automated, high-throughput process.

The combination of these traits enables us rapidly to generate large databases of gene expression profiles. These technologies also permit us to pursue research programs for many disease systems and process many samples in parallel. As a result, we are able to discover and seek patent protection for many commercially valuable disease-related genes and gene products.

Target Identification (Our GeneCalling and PathCalling Technologies)

  We have developed our proprietary PathCalling technologies to reduce the time and cost associated with the identification and functional understanding of targets for therapeutic intervention. Our PathCalling system is an automated, high-throughput process that tests for interactions between combinations of proteins and assembles these protein-protein interactions into our PathCalling database. By identifying such protein-protein interactions and comparing them with known pathways within the PathCalling database, we can determine the role of these proteins within a given biological pathway. We have designed our PathCalling technologies to permit disease-related genes to be linked rapidly to specific biological pathways, providing valuable information which can lead to the discovery of new genes and additional targets for therapeutic intervention. We believe that our PathCalling database has the potential to streamline target identification. We further believe that the number of pathway-related protein-protein interactions currently in our proprietary PathCalling database is greater than the total number of interactions described to date in the scientific literature.

Pharmacogenomics (Our SeqCalling, GeneCalling and PathCalling Technologies)

  Our SeqCalling, GeneCalling and PathCalling technologies can also be used in preclinical and clinical trials to predict which drugs are more likely to be effective by analyzing gene expression changes induced by drug treatment in humans and animal models. We have generated our GeneCalling databases for numerous drugs already on the market to accelerate the development of an improved generation of drugs with fewer side effects and to assist in the selection of appropriate patient populations. By correlating gene expression levels and the activities of biological pathways following treatment with specific drugs, we may be able to minimize the side effects of drugs, to identify appropriate patient populations for existing drugs and to aid in the development of safer, more effective drugs. In addition we use our SeqCalling database to identify variations (SNPs) in genes that respond to drugs, and can use these variations for identifying the most appropriate patients for a specific drug treatment.

Technology Integration and Information Systems (Our GeneScape Platform)

  We have integrated our SeqCalling, GeneCalling, and PathCalling technologies under a single bioinformatics operating system we refer to as our GeneScape platform. This system unifies all aspects of process management, data analysis and visualization used in our technologies. Our goal is to establish our fully-integrated technologies and GeneScape operating system as the preferred platform for genomics, as well as drug discovery, drug development and pharmacogenomics.

  We designed GeneScape to meet the needs of researchers for a single operating system which integrates research requests, project management, database access and data analysis and visualization. GeneScape provides the user with a web-based standardized interface to our processes and databases, operating over the Internet on any computer platform that supports a standard web browser. By providing simultaneous, real-time access to our technologies, systems and databases to researchers at multiple sites, GeneScape is a powerful tool that permits researchers to work together on discovery and development projects. As GeneScape is modular and may be expanded to incorporate other technologies, systems and databases, we intend to continually enhance this technology platform.

PRODUCTS AND SERVICES

  We are marketing our genomics technologies and genetic information derived from our technologies by establishing research collaborations with pharmaceutical, biotechnology, agricultural, animal health and other life science companies. Our research collaborations involve the application of our SeqCalling, GeneCalling, and PathCalling technologies to a collaborator's projects. These technologies can be used in discovery efforts as well as preclinical and clinical trials to predict which drugs are more likely to succeed by analyzing gene expression changes induced by drug treatment in humans and animal models. We may also provide certain support services necessary to characterize gene and target discoveries, subscriptions to our databases and integration with a collaborator's existing development pipeline of products. We use our GeneScape software platform in such collaborations to manage our processes and provide access to our databases.

SeqCalling and GeneCalling Systems: Gene Sequencing and Gene Expression Services and Databases

  We developed our proprietary SeqCalling and GeneCalling technologies to overcome significant limitations of competing gene and gene sequence discovery methods currently in use. Our GeneCalling system generates and analyzes gene expression profiles and stores differences in gene expression profiles to identify disease-related genes. The system permits sensitive detection of genes that can control biological pathways when expressed at very low levels. Unlike methods that use expressed-sequence tags, known as EST, our GeneCalling system does not require repetitive sequencing to measure gene expression. Our technology is comprehensive in detecting genes with novel sequences and is therefore applicable universally to humans, animals, plants, and pathogens. In comparison, hybridization-based methods are primarily limited to known genes and do not readily discriminate between the many genes that share closely related DNA sequences.

  Our SeqCalling system generates comprehensive sequence databases of expressed genes from any species and is used to identify new genes and human genetic variations known as Single Nucleotide Polymorphisms (SNPs). This system may also be used to identify cSNPs, which are located within the coding regions of genes. cSNPs are of increasing value in research because they are believed to be useful markers in the identification of disease genes and genetic differences, which may determine the response of a patient to disease and to drug treatment. Our GeneCalling system measures expression levels and determines gene expression differences between biological samples (such as diseased and normal human tissues) and enhances the ability to discover disease-related genes. Samples are usually processed within a month of receipt, and profiles of gene expression levels are available immediately thereafter for inspection and analysis.

PathCalling Systems: Pathway Analysis Services and Database

  Once genes involved in a disease have been identified using our SeqCalling and GeneCalling system, it is important to be able to determine how the proteins that these genes encode interact in the complex biological pathways involved in the disease. A particular disease-related protein might not always be the best candidate for treatment or as a target for drug development. However, increased knowledge of the other proteins in the same pathway may lead to promising protein drug or target candidates. Our PathCalling technologies were developed to provide a link between disease-related proteins and their biological pathways to aid in the identification and validation of appropriate targets following the discovery of a disease-related gene.

  Our PathCalling system consists of proprietary automated, high-throughput biological operations that simultaneously test for interactions between pairs of proteins. Our PathCalling system then assembles discovered protein-protein interactions into connected biological pathways, including pathways discovered previously by us or previously described in the scientific literature. Our objective is to continue to build our PathCalling database to contain protein-protein interactions that constitute the pathways that are relevant to disease. Our PathCalling bioinformatics tools permit the graphical display of all pathways contained in the database involving any particular protein and allow these pathways to be queried for information in much the same way gene sequence databases are queried today. We believe that this will allow disease-related genes to be linked to specific biological pathways. We believe the linkage will provide for crucial biological context for gene discoveries, which may lead to the identification of potential targets for therapeutic intervention.

  We seek patent protection on the utility of specific proteins or protein-protein interactions as drug targets based on information provided by PathCalling, in addition to composition of matter claims based on the sequences of novel and non-obvious proteins and the genes encoding them.

CuraShop

  We also offer services to our collaborators that will complement our proprietary SeqCalling, GeneCalling, and PathCalling technologies. Our CuraShop technologies can provide high-throughput, efficient and essential research services, including confirmation of gene expression differences, gene sequencing, delivery of full-length clones of genes, gene mapping and mutation detection. These services and materials can all be requested, for a fee, directly through our GeneScape software platform.

Our GeneScape Bioinformatics Platform

  We designed GeneScape to meet the needs of researchers for a single operating system which integrates research requests, project management, database access and data analysis and visualization. GeneScape provides the user with a web-based standardized interface to our processes and databases, operating over the Internet on any computer platform that supports a standard web browser. GeneScape is modular and may be expanded to incorporate other processes. GeneScape currently consists of three components: Discovery, Study Management and CuraTools.

  Discovery.   The Discovery component of our GeneScape system manages queries to our SeqCalling, GeneCalling, and PathCalling databases. GeneScape provides data analysis and visualization through a flexible, easy-to-use point-and-click interface organized in three sections corresponding to the SeqCalling, GeneCalling, and PathCalling databases. The GeneScape system provides the answers to queries in visual format, organized according to the following preferences set by the end user:

  .  differential gene expression;

  .  expression in particular samples, tissues, or disease stages;

  .  participation in metabolic or signal transduction pathways;

  .  map position;

  .  functional role;

  .  interactions with proteins or small molecules; or

  .  other custom criteria.

  We believe that the ability to respond to direct queries with the comprehensive analysis of sequence variation, gene expression and biological pathways may make GeneScape a preferred platform for discovering disease-related genes and drug discovery targets.

  Study Management.   Our collaborators can manage processes and resources over
the Internet to meet their individual research needs. Separate links on the Study Management page of our GeneScape software platform provide direct, up-to-the-minute status reports for projects, individual processes within projects, and resource allocation among projects and processes. The Study Management component of the GeneScape software platform automates the operation of every station in the SeqCalling, GeneCalling, and PathCalling systems and monitors quality control at each processing step.

  CuraTools.   GeneScape also includes CuraTools, an easy-to-use, unified bioinformatics software package which provides the following information:

  .  DNA and protein sequence analysis;

  .  sequence similarity to known genes, protein drugs and protein targets;

  .  three-dimensional structure prediction;

  .  identification of proteins participating in biological pathways; and

  .  custom literature searches.

  CuraTools also provides users with access to publicly available sequence, mapping and expression databases that we have imported, assembled, and annotated for enhanced value. In addition, we have assembled proprietary sequence and mapping databases for portions of the corn, mouse, rat and human genomes. Collaborators can elect to have us link their own proprietary or third party sequence databases into GeneScape and CuraTools for their own exclusive use.

GeneScape Portal

  GeneScape is also the name of our Internet portal that makes available a subset of our bioinformatics analysis tools (known as CuraTools) and non-proprietary gene sequence and expression data to non-collaborators, primarily the academic research community. We believe the GeneScape Portal enhances our standing among this influential group, aiding our employee recruitment effort and generating referrals for future collaborations. The GeneScape Portal also serves as a vehicle to aggregate all the public information on the Human Genome Project with our internal efforts. In addition, we will use the GeneScape Portal to release selected additional information on genes, sequence variations, and biological pathways to current and future users.

RESEARCH COLLABORATIONS

  As part of our business strategy, we establish research collaborations with pharmaceutical, biotechnology, agricultural, animal health and other life science companies. Our collaborations generally provide revenues in the form of fees for work performed by our employees in the generation of gene sequences, gene expression, or biological pathway data from samples provided by a collaborator. The collaborator will have the ability to control how resources are allocated to generate SeqCalling, GeneCalling and PathCalling databases and to perform additional research services through our CuraShop technologies, including the sequencing of gene fragments and the generation of full-length clones. Collaborators typically have the right to license, for an up-front fee, discoveries arising from a collaboration, including rights to novel genes, novel uses of previously identified genes, protein drugs, antibody targets, small molecule drug targets, as well as markers for prioritizing drugs and markers for selecting patient populations. Collaborations typically include milestone payments to us and royalty payments to us on sales of products developed using discoveries made through the use of our technology.

  We also seek to enter into research collaborations that provide us access to complementary technologies to accelerate our own internal discovery and development projects. To date, we have entered into significant collaborations with Abgenix, Biogen, COR, Genentech, Glaxo-Wellcome, Roche Pharma and its affiliate, Roche Vitamins, and Pioneer Hi-Bred.

Pioneer Hi-Bred

  Effective June 1, 1997, we entered into a collaborative research and license agreement with Pioneer Hi-Bred whereby we agreed to perform research funded by Pioneer Hi-Bred for the selection, identification and development of improved crops. In conjunction with the execution of this agreement, Pioneer Hi-Bred made a $7,500,000 equity investment in us. Under the terms of the agreement, we will receive research funding and royalty payments if any products emerge from this collaboration. Pioneer Hi-Bred has the right to terminate the research program at any time upon a breach by us and at any time after May 2000 on three months' written notice.

Genentech

  In June 1996, we entered into a pilot research services and evaluation agreement with Genentech. The pilot collaboration was superseded by the evaluation agreement, signed and effective December 27, 1996, pursuant to which we performed additional research services during 1997. We completed the research within four months of the receipt of tissue samples from Genentech as required by the evaluation agreement. In connection with the execution of the evaluation agreement, Genentech made an $1,800,000 equity investment in us.

  In November 1997, we entered into a research collaboration and database subscription arrangement with Genentech to discover novel genes and therapeutics across a range of Genentech-specified disease programs. Genentech has the right to terminate the research collaboration, upon a breach by us of any material obligation under the Genentech Agreement or on or after November 2000, on one month's prior notice. Genentech has an option to acquire licenses to certain discoveries arising from the collaboration. Pursuant to the agreement, Genentech also purchased $5,000,000 of our Common Stock in a private placement concurrent with our initial public offering at the initial public offering price of $11.50 per share. Genentech also agreed to provide us with an interest-bearing loan facility. On October 15, 1999, we made a draw down of $16,000,000 under this facility and simultaneously converted the loan into 977,636 shares of our non-voting common stock, par value $.01 per share. The non-voting common stock is convertible into common stock (a) at any time, at Genentech's option or (b) automatically upon the sale or transfer of the non-voting common stock to a non-affiliated party.

Biogen

  In June 1997, CuraGen and Biogen entered into a stock purchase agreement, pursuant to which Biogen made a $1,000,000 equity investment in the company in anticipation of evaluating the application of CuraGen's technology to a particular program of interest to Biogen.

  In October 1997, we entered into a research collaboration and database subscription arrangement with Biogen to discover novel genes and therapeutics across a range of Biogen-specified disease programs. The parties also expect to conduct pharmacogenomic analysis of selected products and product candidates in Biogen's portfolio. The collaboration, which calls for payments by Biogen over a five year period, will provide Biogen with access to our proprietary genomics technologies, including the GeneScape bioinformatics software platform in order to generate GeneCalling and PathCalling databases from Biogen-specified disease systems. Biogen has an option to acquire exclusive licenses to certain discoveries arising from the collaboration. Biogen has the right to terminate the research collaboration upon any breach by us of any material obligation under the Biogen agreement or at any time after October 1999, on 30 days' written notice. In addition, pursuant to the agreement, Biogen purchased $5,000,000 of our common stock in a private placement concurrent with our initial public offering at the initial public offering price of $11.50 per share, and agreed to provide a $10,000,000 interest-bearing loan facility. On October 15, 1999, we made a draw of $10,000,000 under this facility and simultaneously converted the loan into 611,022 shares of our common stock.

Glaxo

  In November 1998, we entered into a drug discovery collaboration with Glaxo to use our integrated genomics processes for the study and selection of Glaxo compounds for clinical development. This discovery and pharmacogenomics collaboration, up to five years in duration, is intended to enable Glaxo to select drug candidates with the highest likelihood of success in clinical trials. Specifically, we will evaluate numerous compounds across Glaxo therapeutic programs, identifying gene responses associated with compound efficacy and toxicity. Under the terms of the agreement, we will receive research funding and additional milestone and royalty payments if any drugs emerge from this collaboration. Either party may terminate the collaboration without cause at its sole discretion upon three months prior written notice to the other party, however neither party may terminate the collaboration prior to fifteen months after the effective date of the agreement.

Roche Pharma and Roche Vitamins

  In March 1999, we signed a life sciences target discovery and pharmacogenomics collaboration retroactively effective as of January 1, 1999 with F. Hoffmann-La Roche Ltd., Roche Pharma and Roche Vitamins. This agreement outlines strategic partnerships with F. Hoffmann-La Roche Ltd. and its affiliates and is designed to discover new drug targets, evaluate existing product candidates and facilitate the development of drugs and diagnostic tests for the purposes of improving human and animal health. Under the terms of this agreement, we will receive research funding and additional milestone and royalty payments if any products emerge from this collaboration. The agreement is for an initial term of two years and includes an option to extend for three additional one-year terms.

COR

  In May 1999, we signed a product discovery and pharmacogenomics agreement with COR. Under the terms of this agreement, we will apply our SeqCalling, GeneCalling, and PathCalling technologies, related services, and pharmacogenomics expertise to identify new drug targets and develop novel cardiovascular drugs. This collaboration is for an initial term of eighteen months with an option to extend the collaboration for three additional 12-month terms. We will receive research funding, milestone payments and royalty payments for products developed by COR as a result of this collaboration.

Abgenix

  In December 1999, we entered into a collaboration agreement with Abgenix to develop and commercialize genomics-based antibody drugs using Abgenix' XenoMouse/TM/ technology. This five-year alliance has been established to identify up to 120 fully human antibody drug candidates intended for treating a broad range of complex diseases including cancer and autoimmune disorders. Under the terms of this agreement, we will provide research support payments to Abgenix of $1,500,000 per year. Antibodies determined to have commercial product potential will be allocated between the parties for further development. Abgenix and we will receive reciprocating milestone payments and royalty payments for products resulting from this drug development alliance. In addition, under the agreement Abgenix purchased 418,995 shares of our common stock for $15,000,000.

CURAGEN INTERNAL PROGRAMS

  We also use our integrated genomics technologies on our own behalf to pursue a broad portfolio of research programs that encompass drug discovery, pharmacogenomics and drug development. During the next five years, our objective is to analyze systematically the genetic basis of many common diseases as well as the mechanisms of action and adverse side effects of many commonly prescribed drugs. We are focusing our efforts on programs that address unmet medical needs and programs that we believe have the potential to yield products that can be commercialized in a relatively short time. In particular, we select human diseases and animal models of human diseases based on their potential to yield protein drugs and antibody drugs, to identify novel small molecule drugs for common diseases that lack effective treatments or to aid rational development or marketing of existing drugs.

  We have also developed an innovative approach to discover genes associated with inherited diseases we call positional expression cloning. We combine our proprietary analyses concerning gene expression with existing gene mapping techniques to identify candidate genes that both show altered expression and can be "mapped" to the chromosomal locations known to contain underlying disease genes. Our positional expression cloning approach is particularly effective in identifying and characterizing genes indicating susceptibility to and genes providing protection against many common complex diseases. In addition, we use systematic studies of existing drugs and our large scale databases of sequences, sequence variation, gene expression profiles, and pathways to identify disease-related targets.

  We believe our technology for disease-related gene discovery has significant advantages over competing and isolated approaches using positional cloning, genome sequencing, gene expression, and pathway technologies. We use our methods to pursue research programs for many disease systems in parallel. Each of these programs has the potential to rapidly identify a large number of commercially valuable disease-related genes and potential drug targets. As part of our internal programs, we also seek patent protection for newly discovered disease-related genes and proteins, as well as for novel uses of known genes and the proteins they encode.

Drug Discovery Programs

  Our internal programs apply our integrated genomics technology platform to drug discovery and drug development. The discovery programs focus on human diseases that have the potential to yield protein therapeutics, monoclonal antibodies and small molecule targets and seek to uncover variations of genes that may predispose or protect individuals from susceptibility, onset or progression of disease. Pharmacogenomics studies are also used to find additional drug targets, to understand how current drugs work, and to prioritize the development of our own drugs.

  Metabolic Diseases.   Within the field of metabolic diseases, we are analyzing
a variety of primary human disease tissues and genetic and cell-based models relating to specific metabolic diseases, including obesity, adult onset diabetes, and hypertension. We believe that our technology platform is well-suited to identifying the genes and pathways involved in these diseases, which are known to involve errors in signal transduction and the regulation of metabolic pathways. To date, we have used SeqCalling and GeneCalling to discover genes associated with these diseases and have used PathCalling to identify disease-related pathways and additional targets for drug discovery. We believe that this information may also lead to the discovery of protein and antibody drugs.

  Cancer.   Cancer encompasses disease processes of almost every organ system and involves the loss of control of multiple, diverse mechanisms of signal transduction and pathway regulation. We are applying SeqCalling, GeneCalling and PathCalling to identify the genes and pathways involved in the early development of cancer and its step-wise progression to metastatic disease. We have analyzed a number of models of cancer and have identified pathways incorporating proteins common to many of the models. Genes specifically upregulated in cancerous tissue may be excellent targets for the development of monoclonal antibody drugs.

  Auto-Immune and Inflammatory Diseases.   Although diseases of the immune
system, such as systemic lupus erythematosus and rheumatoid arthritis, are among the most common and chronic, existing drugs for autoimmune diseases have exhibited limited efficacy and debilitating side effects. We have filed for patent protection related to potential drug targets in this area.

  Disorders of the Central Nervous System.   We are currently examining both
psychiatric and neurological disorders in order to identify potential targets in these areas. Our efforts combine the understanding of currently marketed drugs with the best human and animal models of the disease. To date we have studied over 40 drugs with specific action in the central nervous system and uncovered a number of novel genes, pathways and potential targets.

Pharmacogenomics

  We believe that the application of GeneCalling to identify genes that are differentially expressed in response to treatment with preclinical and clinical drug candidates and marketed drugs represents a significant commercial opportunity. Using this approach, the tissues targeted by the drug, as well as the organs that might exhibit side effects, including heart, liver and kidney, can be studied in animal models thought to be indicative of human response. We believe that this information may help pharmaceutical companies select and optimize drug candidates based on improved efficacy and reduced side effects. We further believe that this information will help the pharmaceutical industry to significantly reduce the time and cost of drug development.

  In addition to reducing the time and cost of developing drugs, we believe that the understanding generated by our technologies may strengthen FDA applications. For drugs already on the market, an understanding of the mechanism of action through pharmacogenomics can help identify appropriate patient populations and lead to an improved second generation of drugs.

  We have analyzed drugs whose commercial viability or clinical indications are threatened either by a lack of understanding of mechanism of action or by severe side effects. Our goal is to continue to generate databases (CuraTox and CuraMode) to provide pharmacology and toxicology information, to understand the mechanism of drug action, to identify patient populations that are likely to respond favorably to a particular medication and, potentially, to identify new indications or more optimal targets.

  Using this approach, we have identified candidate genes predictive of drug efficacy and toxicity in model systems. Currently, we are studying over 140 marketed drugs, preclinical candidates and non-pharmaceutical toxins to identify putative predictive markers of drug efficacy and toxicity that can be prospectively used by us and our pharmaceutical collaborators to effectively and efficiently triage novel drugs.

  In addition to understanding the genes that response to drug treatment we are linking these genes to our database of over 120,000 single nucleotide polymorphisms (SNPs). The discovery of SNPs predicting efficacy or toxicity may be of tremendous value in personalizing medicine at the genetic level: expediting compounds through clinical trials, reducing toxicity by segmenting patient populations, and giving the right drug to the right patient. To date we have identified over 5,000 SNPs in potential drug targets, and drug response genes.


Drug Development Programs

  The goal of our drug development programs is to advance promising therapeutic candidates into the clinic. We believe that we are leveraging the entire human genome to do this more systematically than ever possible before. We are focusing on two broad classes of therapeutics, secreted proteins and fully human monoclonal antibodies raised against membrane-bound or secreted proteins. The therapeutic candidates that show superior efficacy will be further evaluated with our pharmacogenomics technology.

  Therapeutic Proteins.   In order to determine the therapeutic potential of
genes encoding secreted proteins, we have implemented high-throughput protocols for the production, purification and testing of these proteins. We have established high-throughput cell-based assays for characterizing the therapeutic potential of secreted proteins. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. Protein candidates that have excellent efficacy and favorable toxicity profiles will be selected as clinical candidates.

  Therapeutic Antibodies.   We are also employing a genomics based approach for
the development of monoclonal antibody therapeutics. We have identified 750 genes that make suitable targets for monoclonal antibody therapy, may be associated with disease, and on which we potentially have a good intellectual property position. These proteins will be used to make fully human monoclonal antibodies. Antibodies are naturally occurring proteins used by the body's immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies. The highly specific interaction between an antibody and its target may, for example, reduce unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies. The scale of our efforts in human monoclonal antibodies is unprecedented. We will be systematically testing approximately 120 human monoclonal antibodies for efficacy in human cell and animal models of disease. Monoclonal antibodies that demonstrate excellent efficacy combined with a favorable toxicity profile will be selected as clinical candidates for the treatment of disorders.

COMPETITION

  We face, and will continue to face, intense competition from one or more of the following entities:

  .  pharmaceutical companies;

  .  biotechnology companies;

  .  diagnostic companies;

  .  academic and research institutions; and

  .  government agencies.

  We are also subject to significant competition from organizations that are pursuing technologies and products that are the same as or similar to our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics generally is highly competitive. Our competitors in the genomics area include:

  .  Affymetrix, Inc.;

  .  Celera Genomics Group;

  .  Human Genome Sciences, Inc.;

  .  Incyte Pharmaceuticals, Inc.;

  .  Millennium Pharmaceuticals, Inc.;

  .  major pharmaceutical companies; and

  . universities and other research institutions (including those receiving funding from the federally funded Human Genome Project).

  A number of our competitors are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect any of our related disease research programs. We expect that competition in genomics research will intensify as technical advances are made and become more widely known. We believe that our future success will depend in large part on our ability to maintain a competitive position in the genomics field.

INTELLECTUAL PROPERTY

  Our business and competitive position are dependent upon our ability to protect our SeqCalling, GeneCalling and PathCalling proprietary databases, proprietary software and other proprietary methods and technologies. We have filed patent applications for our proprietary methods and devices for gene expression analysis, sequencing, discovery of biological pathways and drug development. As of the date of this offering memorandum, we had approximately 140 patent applications pending covering our technologies with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of the date of this offering memorandum, we have been issued six patents with respect to our technologies, discoveries and products.

GOVERNMENT REGULATION

  Prior to the marketing of any new drug developed by us or our collaborative customers, that new drug must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound's safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including:

  .  the size of the patient population;

  .  the proximity of patients to clinical sites;

  .  the eligibility criteria for the study; and

  .  the existence of competitive clinical trials.

  We have not submitted an investigational new drug application for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. We or any of our collaborators may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure by us or our collaborators to obtain required governmental approvals will delay or preclude our collaborators from marketing drugs or diagnostic products developed with us or limit the commercial use of such products and could have a material adverse effect on our business, financial condition and results of operations.

  Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products.

EMPLOYEES

  As of December 31, 1999, we had 288 full and part-time employees, 81 of whom hold Ph.D., M.D. or J.D. degrees. The employee group includes engineers, physicians, molecular biologists, chemists and computer scientists. We believe that we maintain good relationships with our employees. None of our employees are covered by a collective bargaining agreement, nor have we experienced any work stoppages. We believe that our future success will depend in large part on our ability to attract and retain experienced and skilled employees.

PROPERTIES AND FACILITIES

  Our principal administrative offices are located in New Haven, Connecticut in a leased 36,000 square foot facility. We also lease a 46,000 square foot facility in Branford, Connecticut, and a 13,000 square foot facility in Alachua, Florida. We believe that our facilities are adequate for our operations and that suitable additional space will be available as needed.

LEGAL PROCEEDINGS

  We are not party to any legal proceedings which would materially adversely affect our business, results of operations or financial condition.

                                       19